Exhibit 3.11

CERTIFICATE OF FORMATION

OF

WIDEOPENWEST ILLINOIS, LLC

This Certificate of Formation of WideOpenWest Illinois, LLC (the “LLC”) has been duly executed and is being filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Act (6 Del. C. § 18-101, et. seq.).

FIRST. The name of the limited liability company formed hereby is WideOpenWest Illinois, LLC.

SECOND. The address of the registered office of the LLC in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808

THIRD_ The name and address of the registered agent for service of process on the LLC in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of this 4th day of May, 2001.

Thomas J. Moratti
Authorized Person

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:01 AM 05/04/2001
01 021 6759 — 33884 74

CONSENT

I, Thomas J. Moratti, the Sole Incorporator of WideOpenWest Illinois, Inc., a Delaware Corporation do hereby consent to the use of the corporate name of WideOpenWest Illinois, LLC, a Delaware limited liability company.

WIDEOPEN. WEST ILLINOIS, INC.

By:
Thomas J. Moratti
Sole Incorporator